Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	September 30,
(in millions)	2004	2003

Operating revenues	$781.5	$817.3

Operating expenses:
Purchased power, cost of gas and demand
side management	448.9	468.4
Operations and maintenance	103.2	122.5
Depreciation and amortization	60.1	56.7
Taxes	68.0	67.4
Total operating expenses	680.2	715.0

Operating income	101.3	102.3

Other income (expense):
Interest charges	(39.2)	(39.2)
Other income, net	1.7	1.1

Preferred dividends of subsidiary	0.5	0.5
Net income	$63.3 ========	$63.7 ========

NSTAR

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30,	December 31,
	2004	2003
Assets
Property, plant and equipment, net	$3,507.9	$3,376.7
Investments	72.3	68.9
Current assets	519.6	501.0
Regulatory assets and goodwill	2,172.1	2,294.2
Other deferred debits	77.0	79.9
Total assets	$6,348.9 ==========	$6,320.7 ==========

Capitalization and Liabilities
Common equity	$1,426.7	$1,361.6
Long-term debt and preferred stock	2,250.9	2,025.5
Current liabilities	706.2	939.9
Deferred taxes and unamortized investment tax credits	801.4	765.5
Regulatory liability - cost of removal	257.4	223.1
Other deferred credits	906.3	1,005.1
Total capitalization and liabilities	$6,348.9 ==========	$6,320.7 ==========

NSTAR

Energy Sales - Three Month Periods Ended September 30,

Retail Electric Sales - gWh

			%
	2004	2003	Change
Residential	1,715	1,827	(6.1)%
Commercial	3,428	3,441	(0.4)%
Industrial and other	479	498	(3.8)%
Total	5,622 =====	5,766 =====	(2.5)%

Firm Gas Sales and Transportation - BBTU

			%
	2004	2003	Change
Residential	1,462	1,517	(3.6)%
Commercial	1,667	1,622	2.8%
Industrial and other	965	984	(1.9)%
Total	4,094 =====	4,123 =====	(0.7)%